Alan L. Hunte, Vice President, Chief Financial Officer and Treasurer,
               Trenwick Group Inc., (NASDAQ National Market: TREN)
                                 (203) 353-5500

            Steven J. Bensinger, President, Chartwell Re Corporation
                 (NYSE: CWL) (203) 705-2520; 011-44-171-369-3000


    TRENWICK GROUP INC. TO ACQUIRE CHARTWELL RE CORPORATION THROUGH A MERGER


     Stamford Connecticut, June 22, 1999 . . .

     Trenwick  Group  Inc.   ("Trenwick")   and  Chartwell  Re  Corporation
     ("Chartwell") announced today that they have signed a definitive agreement for Trenwick to acquire Chartwell. James F. Billett, Jr. will continue as Chairman, President and Chief Executive Officer of Trenwick, and Richard E. Cole, Chartwell's Chairman and Chief Executive Officer, will join Trenwick as Vice Chairman and a member of its Board of Directors. Three of Chartwell's independent directors will be invited to join Trenwick's Board.

     Under the terms of the merger agreement, shareholders of Chartwell will receive 0.825 Trenwick shares for each Chartwell share in a tax-free transaction. Based on Trenwick's closing price of $28.88 per share on Monday, June 21, each Chartwell share would be valued at $23.82, and the total consideration for the acquisition, including the assumption of Chartwell's debt and the planned purchase by Chartwell of reserve protection, would be approximately $368 million. The equity consideration plus the cost of the reserve protection is approximately equal to 0.9 times Chartwell's book value at March 31, 1999.

     The transaction is subject to the approval of the respective companies' shareholders, expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, regulatory approvals and other customary closing conditions.

     On a combined basis, the new Trenwick would have had assets in excess of $3 billion, shareholders' equity of $517 million and total capitalization of $806 million as of March 31, 1999. Based on current projections, combined gross written premiums for 1999 are expected to approximate $891 million. At closing, the combination of Trenwick and Chartwell will result in the second largest independent reinsurer in the U.S., as measured by surplus. The company would have placed within the top ten domestic reinsurers as ranked by surplus on the Reinsurance Association of America's March 31, 1999 report.

     The companies believe that the transaction provides a cost-effective means of augmenting capital, accelerating premium growth and adding structural platforms for further expansion. The addition of Chartwell's U.S. reinsurance business, its admitted and non-admitted U.S. insurance companies and its operations at Lloyd's continues

     Trenwick's strategy of entering new markets and product lines that began with Trenwick's acquisition of Trenwick International (formerly Sorema U.K.) in 1998. Trenwick expects that consolidating the two companies will generate substantial economies and financial benefits and will produce a transaction that will be immediately accretive to Trenwick's shareholders. The combination is expected to produce $15 million and $25 million in expense savings in 2000 and 2001, respectively.

     As part of the transaction, Chartwell will purchase $100 million in reserve protection. The coverage will apply to all of Chartwell's business, including its operations at Lloyd's, underwritten prior to closing. This reinsurance insulates the future results of the combined companies from any unanticipated problems which may arise from Chartwell's past operations.

     Trenwick Group Inc. is a holding company with two principal operating subsidiaries, Trenwick America Re, which provides treaty and facultative reinsurance to insurers of property and casualty risks in the United States, and Trenwick International, which underwrites treaty and facultative reinsurance as well as specialty insurance on a worldwide basis. Trenwick America Re is rated A+ (Superior) by A.M. Best Company and is assigned a claims-paying ability rating of A+ by Standard & Poor's. Trenwick International is rated A (Excellent) by A.M. Best Company and has also been assigned a claims-paying ability rating of A+ by Standard & Poor's.

     Chartwell is an insurance holding company with global underwriting and service operations, conducting its business in the United States and in the Lloyd's market through its principal operating subsidiaries, Chartwell Reinsurance Company, INSCORP and Chartwell Managing Agents Limited ("CMA"). Chartwell Reinsurance Company underwrites treaty reinsurance through reinsurance brokers for casualty and, to a lesser extent, property risks as well as for marine and aviation risks. INSCORP writes property and casualty insurance through specialty program administrators. Chartwell Reinsurance Company and INSCORP are rated A (Excellent) and A- (Excellent), respectively, by A.M. Best Company and are assigned an A- claims-paying ability rating by Standard & Poor's. CMA manages seven Lloyd's syndicates with a total underwriting capacity for 1999 of approximately (pound)300 million ($500 million). All of CMA's syndicates enjoy the benefit of the ratings of Lloyd's, which is rated "A" (Excellent) by A.M. Best Company and has an A+ claims-paying ability rating from Standard & Poor's.

     Donaldson, Lufkin & Jenrette Securities Corporation acted as financial advisor to Trenwick for the transaction and Goldman, Sachs & Co. acted as financial advisor to Chartwell.

                                      * * *
     This press release contains forward looking statements of management's beliefs, estimates, projections and assumptions for the financial condition, results of operations business and prospects of Trenwick after the transaction, including anticipated cost savings and potential for premium growth and business expansion that will result. These forward looking statements involve certain risks and uncertainties, including those detailed from time to time in Trenwick's and Chartwell's reports and filings with the Securities and Exchange Commission. Additional factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, that expected cost savings may not be fully realized within the anticipated time frame, that difficulties related to the integration of the businesses of Trenwick and Chartwell are greater than expected or that expectations for growth may not be realizable.



     June 22, 1999